FOR IMMEDIATE RELEASE Contact: Christopher J. Eperjesy (262) 638-4343

TWIN DISC, INC., ANNOUNCES FINANCIAL RESULTS FOR FISCAL 2008 FOURTH QUARTER AND FULL YEAR

Fiscal 2008 Net Earnings up 11.0% to $24,252,000

 Fiscal 2008 Sales up 4.6% to $331,694,000

     RACINE, WISCONSIN—July 29, 2008—Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2008 fourth quarter and fiscal year ended June 30, 2008. The Company reported sales and net earnings growth for fiscal 2008.

     Sales for the fourth quarter ended June 30, 2008 were $90,349,000, compared to $90,782,000 in the same period a year ago. Sales for fiscal 2008 were $331,694,000, compared to $317,200,000 for fiscal 2007. For the fiscal 2008 fourth quarter and fiscal year, foreign currency translation favorably impacted sales by $6,168,000 and $16,652,000, respectively. Demand from the Company’s customers in the commercial marine and mega yacht markets remained high during the quarter, which continued to be offset by softness in oil and gas transmission sales.

     Gross profit, as a percentage of fiscal 2008 fourth quarter sales, was 32.1 percent, compared to 33.1 percent in the fiscal 2007 fourth quarter. The net impact of the change in foreign currency exchange rates was to increase gross profit by $1,751,000 in the fiscal 2008 fourth quarter. This represents the net impact of favorable foreign currency translation of $2,364,000 and the unfavorable margin impact of a strengthening Euro on the US dollar sales of the Belgian manufacturing operation of $613,000.

     Fiscal 2008 gross profit, as a percentage of sales, was 31.6 percent, compared to 32.4 percent for fiscal 2007. The net impact of the change in foreign currency exchange rates was to increase gross profit by $4,885,000 in fiscal 2008 compared to fiscal 2007. This represents the net impact of favorable foreign currency translation of $6,667,000 and the unfavorable margin impact of a strengthening Euro on the US dollar sales of the Belgian manufacturing operation of $1,782,000.

     Profitability for fiscal 2008 and the fiscal 2008 fourth quarter continued to be impacted by lower volume, reduced sales of higher margin products, higher sales of lower margin products and higher material costs, partially offset by higher pricing, expanded outsourcing and lower pension expense. The continued weakening of the US Dollar versus the Euro continued to put pressure on the US sales

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of products of the Company’s Belgian manufacturing operation, while also continuing to enhance the global competitiveness of the Company’s domestically produced products. This was more than offset by the favorable effect of foreign currency translation due primarily to the strengthening Euro versus the US Dollar.

     For the 2008 fourth quarter, marketing, engineering and administrative (ME&A) expenses, as a percentage of sales, were 21.4 percent, compared to 21.1 percent in the fiscal 2007 fourth quarter. The slight increase in ME&A expenses was primarily driven by the impact of foreign currency translation from overseas operations, which approximated $1.0 million, and expenditures related to the implementation of the Company’s new global ERP system.

     As a percentage of sales, ME&A expenses for fiscal 2008 were 20.0 percent, compared to 19.9 percent for fiscal 2007. Included in ME&A expenses for fiscal 2008 was a $1.5 million reduction in the Company’s stock-based compensation as a result of the decline in the price of the Company’s stock during the fiscal year. For fiscal 2008, the impact of foreign currency translation on overseas operations increased ME&A by roughly $3.0 million. The year-over-year increase in domestic and corporate IT costs, primarily related to the implementation of a global ERP system were $1.5 million, compared to fiscal 2007.

     Net earnings for the fiscal 2008 fourth quarter were $7,009,000, or $0.62 per diluted share, compared to $5,001,000, or $0.41 per diluted share, for the fiscal 2007 fourth quarter. Net earnings for the 2007 fourth quarter were primarily impacted by an after tax restructuring charge of $1,751,000, or $0.29 per diluted share associated with the Company’s Belgian operation.

     For fiscal 2008, net earnings were $24,252,000, or $2.13 per diluted share, compared to $21,852,000, or $1.84 per diluted share. In addition to the items noted previously, net earnings for the 2008 fourth quarter were impacted by favorable tax adjustments of approximately $1.3 million, primarily related to foreign and state tax provision adjustments. In the fourth quarter of fiscal 2007, there were approximately $1.5 million of favorable tax adjustments primarily related to research and development tax credits as the result of a project completed by the Company in fiscal 2007. In total, fiscal years 2008 and 2007 included $2.6 million and $2.0 million of favorable tax adjustments, respectively. In addition to the fourth quarter items noted above, there was a $1.2 million favorable tax adjustment booked in the third quarter of fiscal 2008 as a result of a reduction in the Italian corporate tax rate from 37.3 percent to 31.4 percent.

     Earnings before interest, taxes, depreciation and amortization (EBITDA)* were $12,395,000 for the fiscal 2008 fourth quarter, compared to $10,150,000 for the fiscal 2007 fourth quarter. For fiscal 2008, EBITDA was $46,075,000, compared to $44,531,000 for fiscal 2007.

     Commenting on the results, Michael E. Batten, Chairman and Chief Executive Officer, said, “Fiscal 2008 was the third consecutive year of sales and earnings growth, despite the challenges of inflated raw material prices, softness in demand for our 8500 series transmissions from the oil and gas market, and the implementation of our new ERP system. We could not have accomplished these results without the hard work of our more than 1,000 worldwide employees. Over the years, Twin Disc has transformed into a worldwide company with more than half of our sales coming from overseas and half of our employees based in countries outside the US. Our Belgian operation, which we restructured last year, has exceeded our expectations and already achieved annualized pre-tax

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savings of over $1,000,000. We continue to work on strengthening our products, brands, manufacturing processes and customer service.”

     Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Treasurer, stated, “Fiscal 2008 was a good cash generating year and our financial position remains healthy. The Company generated cash from operating activities of $19,708,000 for fiscal 2008, compared to $17,486,000 for fiscal 2007. During the year, we spent $15,000,000 to modernize our equipment and facilities, implement a new global ERP system, and develop new products. In addition, during the year, we spent $15,600,000 to repurchase 660,000 shares of our common stock at an average cost of $23.70 per share. We have 500,000 shares remaining in our Board authorized stock repurchase program. At June 30, 2008, total debt was $49,957,000, compared to $43,920,000 at June 30, 2007 and $57,353,000 at March 28, 2008. Total debt to total capitalization now stands at 27.8 percent, compared to 27.6 percent at June 30, 2007.

     “We expect to spend slightly more on capital expenditures for fiscal 2009, as the Company continues to invest globally in modernizing our equipment and facilities. Working capital for the year ended June 30, 2008 increased 13.7 percent to $106,107,000, driven by increases in inventories, which increased 28.1 percent. Part of the increase in inventories was foreign exchange translation, which increased this amount by approximately $8.8 million from June 30, 2007. We are working hard to move to acceptable levels.”

     Mr. Batten concluded, “We are proud of the many accomplishments we achieved over the past fiscal year and continue to plan for the future. We are committed to further expand Twin Disc globally, by looking at ways to run our business more efficiently and investing in new products, machines, facilities, systems, and people. Our six-month backlog at June 30, 2008 was $120,774,000, compared to $110,357,000 at June 30, 2007. For fiscal 2009, we expect demand from the commercial marine and mega yacht, defense, and airport firefighting and rescue markets to continue to be strong. We are seeing signs of a turnaround in demand from customers in the industrial markets and have seen an increase in inquiries related to the oil and gas market. We are cautiously optimistic for the new fiscal year."

     Twin Disc will be hosting a conference call today (July 29, 2008) to discuss these results and to answer questions at 2:00 p.m. ET. To participate in the conference call, please dial 800-762-8908 five to 10 minutes before the call is scheduled to begin. A replay will be available from 5:00 p.m. July 29, 2008 until midnight on August 5, 2008. The number to hear the teleconference replay is 800-406-7325. The access code for the replay is 3900293.

     The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://www.twindisc.com/companyinvestor.aspx and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.

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About Twin Disc, Inc.

     Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

     This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures (EBITDA)

     EBITDA represents net earnings before interest expense, income taxes, depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Consolidated Statements of Operations and Consolidated Statements of Cash Flows data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Twin Disc has presented EBITDA because it regularly reviews this as a measure of the Company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share data; unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

Net sales	$90,349	$90,782	$331,694	$317,200
Cost of goods sold	61,304	60,760	226,826	214,291

Gross profit	29,045	30,022	104,868	102,909
Marketing, engineering and
administrative expenses	19,308	19,174	66,349	63,267
Restructuring of operations	(373)	2,652	(373)	2,652
Interest expense	713	801	3,038	3,154
Interest income	(105)	(160)	(501)	(443)
Other expense (income), net	343	195	1,107	(50)

Earnings before income
taxes and minority interest	9,159	7,360	35,248	34,329
Income taxes	2,218	2,300	10,904	12,273
Minority interest	68	(59)	(92)	(204)
Net earnings	$7,009	$5,001	$ 24,252	$ 21,852

Earnings per share:
Basic	$0.63	$0.43	$ 2.15	$ 1.88
Diluted	$0.62	$0.41	$ 2.13	$ 1.84

Average shares outstanding:
Basic	11,152	11,642	11,277	11,622
Diluted	11,301	12,078	11,411	11,880

Dividends per share	$0.070	$0.055	$ 0.265	$ 0.205

RECONCILIATION OF CONSOLIDATED NET EARNINGS TO EBITDA
(In thousands; unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

Net earnings	$7,009	$ 5,001	$24,252	$21,852
Income taxes	2,218	2,300	10,904	12,273
Interest expense	713	801	3,038	3,154
Depreciation and amortization	2,455	2,048	7,881	7,252
Earnings before interest, taxes,
depreciation and amortization	$12,395	$10,150	$46,075	$44,531

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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	June 30,	June 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$14,447	$19,508
Trade accounts receivable, net	67,611	63,277
Inventories, net	97,691	76,253
Deferred income taxes	6,297	6,046
Other	9,649	8,156

Total current assets	195,695	173,240

Property, plant and equipment, net	67,855	56,810
Goodwill	18,479	17,171
Deferred income taxes	4,935	3,956
Intangible assets, net	9,589	9,352
Other assets	7,277	6,655

	$303,830	$267,184

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities on long-term debt	$1,730	$1,768
Accounts payable	37,919	28,896
Accrued liabilities	49,939	49,254

Total current liabilities	89,588	79,918

Long-term debt	48,227	42,152
Accrued retirement benefits	34,325	26,392
Other long-term liabilities	1,365	2,640

	173,505	151,102

Minority interest	679	645

Shareholders' equity:
Common stock	14,693	13,304
Retained earnings	142,361	121,109
Accumulated other comprehensive income (loss)	2,446	(4,493)

	159,500	129,920
Less treasury stock, at cost	29,854	14,483

Total shareholders' equity	129,646	115,437

	$303,830	$267,184

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Fiscal Year Ended
	June 30,	June 30,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 24,252	$ 21,852
Adjustments to reconcile net earnings to cash
provided by operating activities:
Depreciation and amortization	7,881	7,252
Write-off of impaired asset	-	600
Gain on sale of plant assets	468	71
Minority interest	(72)	73
Restructuring of operations	(373)	2,652
Unearned compensation	1,301	1,074
Provision for deferred income taxes	1,937	(41)
Changes in operating assets and liabilities:
Trade accounts receivable, net	1,795	(5,325)
Inventories, net	(12,949)	(8,501)
Other assets	(1,127)	142
Accounts payable	5,491	216
Accrued liabilities	(4,564)	7,814
Accrued/prepaid retirement benefits	(4,332)	(10,393)
Net cash provided by operating activities	19,708	17,486

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of plant assets	(14,999)	(15,681)
Proceeds from sale of plant assets	256	114
Net cash used by investing activities	(14,743)	(15,567)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	-	(3,194)
Increase (decrease) in notes payable, net	226	(701)
Proceeds from long-term debt	5,055	5,525
Proceeds from exercise of stock options	246	273
Acquisition of treasury stock	(15,643)	(51)
Dividends paid	(3,001)	(2,395)
Other	691	396

Net cash used by financing activities	(12,426)	(147)

Effect of exchange rate changes on cash	2,400	1,309

Net change in cash and cash equivalents	(5,061)	3,081

Cash and cash equivalents:
Beginning of period	19,508	16,427

End of period	$ 14,447	$ 19,508